Exhibit 10.2

WAIVER OF CLAIMS,

GENERAL RELEASE

AND NON-SOLICITATION AGREEMENT

This WAIVER OF CLAIMS, GENERAL RELEASE AND NON-SOLICITATION AGREEMENT (this “Release”) is entered into on the date(s) indicated on the signature page hereto and is to confirm that on February 17, 2017 the undersigned submitted to Global Eagle Entertainment Inc. (the “Company”) a notice of resignation from his positions as Chief Executive Officer and as a member of the Company’s Board of Directors (the “Board”), such resignations to be effective February 20, 2017 (the “Termination Date”). The Company’s Board accepted those resignations, and as such the undersigned’s at-will employment and directorship with the Company is terminated effective as of the Termination Date. Also effective as of the Termination Date, by execution of this Release, the undersigned (“you” or “Executive”) hereby resigns from all other offices and directorships you hold with the Company and any of its subsidiaries. The parties will also enter into a Consulting Agreement whereby the undersigned will render consulting and advisory services to the Company after the Termination Date.

In consideration for the severance payments and other good and valuable consideration set forth in clause B. below and in Paragraph 9 hereof, you hereby agree as follows:

A.    You hereby acknowledge that you were represented by an attorney of your choice in connection with the negotiation and execution of this Release.

B.    The Company will provide you with severance pay pursuant to the terms of that certain Executive Employment Agreement by and between you and the Company dated as of July 9, 2014 (as amended by Amendment No. 1 dated April 12, 2015 and Amendment No. 2 dated March 10, 2016, the “Employment Agreement”) (including Section 5(c) thereof) as if the termination of your employment with the Company is a termination “without Cause” thereunder; provided that the Company will pay you your severance pay in a single lump sum within five (5) business days following the expiration of your non-revocation period in respect of this Release (as provided for in Section 3 hereof) without your having revoked this Release, notwithstanding the payment timing provided for in the last sentence of Section 5(c) of your Employment Agreement. In addition, notwithstanding Section 5(e) of the Employment Agreement, the Company will also pay you an amount equal to the “actual” full-year bonus (if any) under the Company’s Annual Incentive Plan (such Plan, the “AIP,” and such bonus, the “2016 Bonus”) that you would have earned for the 2016 performance year if you had remained employed on the payment date for such bonus, which amount will be paid to you, less all applicable withholding, on the date when bonuses for the 2016 performance year are paid to executives who remain employed with the Company, which date shall in all events be no later than March 15, 2017. Your 2016 Bonus (if any) will be calculated using your current AIP bonus target percentage (i.e., 100% of annual base salary) and as otherwise provided for under the AIP, except that it shall be calculated using only the “Company performance” components thereof and shall not be subject to or adjusted for any personal, discretionary or other adjustments or factors other than any across-the-board downward adjustments made for 2016 Bonuses to all members of the Company’s Executive Leadership Team. The final calculation and bonus determination (including determinations of achievement of Company performance and other performance objectives) will be in the sole discretion of the Compensation Committee of the Company’s Board of Directors.

1.    Release of Claims.

(a)    You hereby release and forever discharge the Company and each of its past and present officers, directors, employees, agents, advisors, consultants, successors and assigns from any and all claims and liabilities of any nature by you including, but not limited to, all actions, causes of actions, suits, debts, sums of money, attorneys’ fees, costs, accounts, covenants, controversies, agreements, promises, damages, claims, grievances, arbitrations, and demands whatsoever, known or unknown, at law or in equity, by contract (express or implied), tort, pursuant to statute, or otherwise, that you now have, ever have had or will ever have based on, by reason of, or arising out of, any event, occurrence, action, inaction, transition or thing of any kind or nature occurring prior to or on the effective date of this Release. Without limiting the generality of the above, you specifically release and discharge any and all claims and causes of action arising, directly or indirectly, from your employment at the Company, arising under the Employee Retirement Income Security Act of 1974 (except as to claims pertaining to vested benefits under employee benefit plan(s) of the Company), Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Pay Act, the Rehabilitation Act, the Americans With Disabilities Act, the California Fair Employment and Housing Act (as amended), Calif. Gov’t Code, §12900 et seq., the California Family Rights Act, California law regarding Relocations, Terminations and Mass Layoffs and the California Labor Code, all as amended; Sections 1981 through 1988 of Title 42 of the United States Code, California Business and Professions Code § 17200 or any other provisions of the California unfair trade or business practices laws, the California Occupational Safety and Health Act, Divisions 4, 4.5, and 4.7 of the California Labor Code beginning at § 3200, any provision of the California Constitution, any provision of the California Labor Code that may lawfully be released, the Minnesota Human Rights Act (the “MHRA”) or any other law, statute, ordinance, rule, regulation, decision or order pertaining to employment or pertaining to discrimination on the basis of age, alienage, race, color, creed, gender, national origin, religion, physical or mental disability, marital status, citizenship, sexual orientation or non-work activities. Payment of any amounts and the provision of any benefits provided for in this Release do not signify any admission of wrongdoing by the Company, its Subsidiaries or any of their affiliates. Notwithstanding any provision of this Release to the contrary, this Release does not include a release of claims (i) arising out of a breach of this Release or any amounts due under it, (ii) with respect to any stock options or other equity in the Company held by Executive, (iii) with respect to any rights to indemnification under any indemnification agreement with the Company and/or the Company’s governing documents, (iv) which cannot be released as a matter of law, including without limitation, claims for unemployment benefits, workers’ compensation claims, or any rights Executive may have under California Labor Code section 2802, (v) with respect to Executive’s right to communicate, cooperate or file a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise make disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law, or (vi) with respect to Executive’s right to receive an award from a Governmental Entity for information provided under any whistleblower program.

(b)    You acknowledge that you have been informed by your attorneys of the provisions of Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.”

In that regard, you hereby waive and relinquish all rights and benefits that you have or may have under Section 1542 of the California Civil Code or any similar provision of the statutory or non-statutory law of any other jurisdiction to the full extent that you may lawfully waive all such rights and benefits. In connection with such waiver and relinquishment, you acknowledge that you are aware that you may, on your own behalf or by and through your attorneys, hereafter discover claims or facts in addition to or different from those that you now know or believe to exist with respect to one or more of the parties released hereunder, but that it is your intention to finally settle and release all matters that now exist, may exist or heretofore have existed between you and all parties released hereunder. In furtherance of this intention, the releases herein given shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different claims or facts by you, your attorneys or any other person.

2.    Non-Solicitation. In order to preserve and protect the goodwill and value of the Company, Executive hereby agree as follows:

(a)    During the period beginning on the Termination Date, and ending on the first (1st) anniversary of the Termination Date (the “Non-Solicitation Period”) Executive will not, either acting jointly or individually, induce or attempt to induce any employee of the Company or any of its affiliates to leave such entity’s employ or in any way interfere with the relationship between the Company or its affiliates or successors and any of their employees.

(b)    The Company would suffer irreparable harm from a breach of the covenant contained in this Section 2. In the event of an alleged or threatened breach by Executive of this Section 2, the Company or its successors or assigns may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages, and the Non-Solicitation Period described above will be tolled with respect to Executive until such alleged breach or violation is resolved. Executive agrees that the restriction in this Section 2 is a reasonable protection under the circumstances of the payment of the severance amounts set forth herein. If, at the time of enforcement of any of the provisions of this Section 2, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, Executive agrees that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area.

3.    Older Workers Benefit Protection Act/ADEA and MHRA. Pursuant to the Older Workers Benefit Protection Act, the Company hereby advises you that you should consult an attorney before signing this Release, that you are entitled to take up to twenty-one (21) days from the date of your receipt of this Release to consider it and that you may have seven (7) days from the date you sign this Release to revoke it. In addition, you shall have fifteen (15) days from the date of your execution of this Release to revoke this Release insofar as it extends to potential claims under the MHRA. You understand that these revocation periods shall run concurrently. The revocation must be personally delivered to the Company’s General Counsel or his/her designee, or mailed to them via certified mail, return receipt requested and postmarked within seven (7) or fifteen (15) calendar days, as applicable, of your execution of this Release. This Release shall not become effective or enforceable until the 15-day revocation period has expired. Nothing herein is intended to, or shall, preclude you from filing a charge with any Governmental Entity and/or cooperating with said Governmental Entity in any investigation. However, except as is otherwise explicitly provided in Paragraph 1(a), you hereby waive any right to file a personal lawsuit and/or receive monetary damages that the Governmental Entity may recover against each of the parties released in Paragraph 1 above, without regard as to who brought any said complaint or charge.

4.    Confidentiality of this Release. You agree that you shall keep the terms of this Release strictly confidential and not disclose, directly or indirectly, any information concerning them to any third party, with the exception of your spouse, financial or legal advisors; provided, that they agree to keep such information confidential as set forth herein and not disclose it to others, and except as may be required by court order or legal process. Moreover, nothing in this Release shall prohibit or impede you from communicating, cooperating or filing a complaint with any Governmental Entity with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law. Executive does not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure. Executive understands and acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

5.    Breach. You agree that all of the payments and benefits provided for in this Release are subject to termination, reduction or cancellation in the event of your material breach of this Release.

6.    Enforcement. The parties agree that any legal proceeding brought to enforce the provisions of this Release may be brought only in the courts of the State of California or the federal courts located in California and each party hereby consents to the jurisdiction of such courts.

7.    Severability. If any of the terms of this Release shall be held to be invalid and unenforceable and cannot be rewritten or interpreted by the court to be valid, enforceable and to meet the intent of the parties expressed herein, then the remaining terms of this Release are severable and shall not be affected thereby.

8.    Miscellaneous. This Release and the Employment Agreement constitutes the entire agreement between the parties about or relating to your termination of employment with the Company, or the Company’s obligations to you with respect to your termination and fully supersedes any and all prior agreements or understandings between the parties.

9.    Representations, Covenants and Other Acknowledgements. You affirm that the only consideration for signing this Release is described in clause B. to this Release and in this Paragraph 9, and that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Release, and that you fully understand the meaning and intent of this instrument. Subject to Paragraph 4, you agree that you will not disparage the Company in any way, nor will you make any public comments or communications which tend to cast the Company, its owners, directors, officers or employees in a negative light. The Company will direct the members of its Board and of its Executive Leadership Team not to publicly disparage you or make any public comments or communications which tend to cast you in a negative light. Notwithstanding the two immediately preceding sentences, both you and the Company (and the members of its Board and of its Executive Leadership Team) may make truthful statements as required by law or legal process. The Company will reimburse you for your outside legal fees (not to exceed $10,000 and subject to presentation of reasonable supporting documentation) incurred in connection with your consideration and negotiation of this Release. The parties acknowledge that you and the Company are party to an Indemnity Agreement dated January 31, 2013 in respect of your service as an officer and director of the Company, and that the duration of such agreement shall continue in effect from and after the date hereof in accordance with, but subject to, its terms. The Company will consider in good faith your comments and input on any press release and/or other public announcement in respect of your resignation from the Company, it being understood however that the Company may make any public disclosure that it believes is required by law, regulation, legal process or stock-exchange standard. The Company acknowledges its obligation to reimburse you for any out-of-pocket business expenses that you properly incurred in the performance of your employment services prior to your Termination Date but which have not yet been processed by the Company, subject however to your compliance with the Company’s expense reimbursement policies.

10.    Section 409A. This Release is intended to comply with exemptions to the requirements of Section 409A of the Internal Revenue Code, as amended (the “Code”) and shall be interpreted and construed consistently with such intent. The payments to Executive pursuant to this Release are intended to be exempt from Section 409A of the Code under either the separation pay exemption pursuant to Treasury Reg. Section 1.409A-1(b)(9) or as short term deferrals pursuant to Treasury Reg. Section 1.409A-1(b)(4). To the extent necessary to comply with an exemption from Section 409A of the Code, references to termination of employment (and similar phrases) in this Release shall be interpreted in a manner that is consistent with the terms “separation from service” under Section 409A of the Code and the regulations or other Internal Revenue Service guidance issued thereunder.

You acknowledge that you have carefully read this Release, voluntarily agree to all of its terms and conditions, understand its contents and the final and binding effect of this Release, and that you have signed the same as your own free act with the full intent of releasing the Company from all claims you may have against it.

(Signature page follows.)

IN WITNESS WHEREOF, the parties hereto have executed this Release on the date(s) indicated below.

EXECUTIVE:

/s/ David M. Davis

Name:	David M. Davis
Dated:	February 20, 2017

THE COMPANY:

GLOBAL EAGLE ENTERTAINMENT INC.

By:	/s/ Stephen Ballas
Name:	Stephen Ballas
Title:	EVP & General Counsel
Dated:	February 20, 2017